Exhibit 6.8

STANDARD INDUSTRIAL GROSS LEASE

Stevens Design Center

Haidinger Center

SPECIFIC TERMS

1.1 Parties: This Lease, dated November 13, 2013 for reference purposes, is entered into between Solana Partners LP, the Landlord, and Hylete, LLC, a California Limited Liability Company, the Tenant.

1.2 Premises and Term: Landlord agrees to lease Tenant Suite 742 P & Q, the Suite, at Stevens Design Center, 712-742 Genevieve St., Solana Beach, CA 92075, the Park, from January 1, 2014 until December 31, 2016.

1.3 Rent: Tenant agrees to pay a monthly rent of $3,600, This rent will increase to $3,708 on January 1, 2015 and to $3,819 on January 1, 2015.

1.4 Parking Spaces: During the Lease Tenant can use the common areas of the property and can park four vehicles in unassigned parking areas.

1.5 Security Deposit: Tenant will make a security deposit equivalent to one month's rent and this amount will be adjusted as the rent is adjusted.

1.6 Use of Premises: Tenant agrees to use the premises only for personal training and marketing of sportswear. They will not be used for any other purpose without Landlord's consent.

1.7 Brokers: No brokers are involved in this transaction.

1.8 Tenant Improvements: Tenant agrees to take the premises as-is.

1.9 Common Area Charge: Tenant agrees to pay the sum of $36 each month to defray the cost of maintaining the common areas of the Park.

1.10 Home Address: The home address of Tenant or its representative is 135 So. Sierra Ave #20, Solana Beach CA 92075. The mailing address is the same as the home address, Tenant agrees to notify Landlord of any change of address.

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1.11 Occupancy Date: Tenant understands that the premises are currently occupied by another business which has indicated its intention to vacate on or about December 31, 2013. Tenant agrees to move the starting and ending dates of this lease forward if the current occupant does not vacate on time.

1.12 Current Lease: Tenant currently occupies Suite 550 under a Lease dated March 21, 2013. On the effective date of this Lease, Tenant's obligations on the existing Lease will be cancelled.

USE OF PREMISES

2.1 Premises: Landlord and Tenant agree that the rent Tenant is paying for these premises is for its overall value, and any estimates of square feet Tenant or Landlord may have made are incidental to its value and no adjustment will be made to the rent if the estimates are wrong.

Landlord will deliver the premises to Tenant in good operating condition. By taking occupancy of the Suite Tenant acknowledges that it is in good condition. Tenant agrees that no promises have been made to Tenant by Landlord or its representatives, other than those in this Lease.

2.2 Parking: Tenant has the right to use the parking areas only for the number of automobiles or pick-up trucks indicated above. Larger vehicles may be parked only for loading and unloading. No spaces are to be reserved for Tenant.

Tenant agrees not to park any vehicles that are for sale or that are partially disassembled, nor to wash or work on vehicles in the common areas.

No vehicles are to be parked overnight in the common areas.

If a vehicle is parked in violation of these provisions, Landlord can have it towed and Tenant will be responsible for the cost.

2.3 Common Areas: Tenant has the non-exclusive right to use the common areas for the purposes for which they are intended. Tenant may not use them for work areas, storage, or display and Landlord will remove, at Tenant's expense, any items so used.

Landlord may change the configuration of the Park if Landlord feels it necessary.

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2.4 Rent and Deposits: Rent is due on the first day of each month. Tenant agrees to pay an additional 10% of the amount due as a late charge if rent is not received by the 5th of the month. Landlord has the right to serve a notice to pay rent or quit on the second day of each month. There is no grace period for the payment of rent.

Landlord will keep the security deposit to assure performance under this Lease and will return it to Tenant at the end of the Lease less any unpaid rent, late charges, cost of repairs to the Suite, legal costs, or other related charges.

2.5 Suite Maintenance: All maintenance within the Suite, including its interior and exterior doors, windows, shall be Tenant's responsibility. Landlord will be responsible for external repairs, including heating and air conditioning, if provided. Tenant agrees not to deface the premises in any way and to maintain them in good repair.

2.6 Interior Alterations: Tenant may modify the interior of the suite provided Landlord approves the plans and Tenant obtains necessary government permits. Landlord will not unreasonably withhold approval. Tenant will indemnify and hold Landlord harmless from any claims of contractors hired by Tenant and will not allow mechanics' liens or similar liens to remain upon the property for work performed for Tenant. Any increase in property taxes caused by alterations will be paid by Tenant. Tenant agrees not to place anything on the roof, nor to penetrate the roof in any way.

2.7 Trash: Landlord will provide trash containers for Tenant's use. Tenant agrees to use them only for trash produced by work on the premises and not to place in them any hazardous substances or tires. Tenant will not place trash or other wastes elsewhere on the property. If Tenant produces more trash than would be normally expected in a suite of its size Tenant will pay the extra disposal cost.

2.8 Utilities: Tenant agrees to pay all utility charges for the Suite except for bathroom water which will be Landlord's responsibility.

2.9 Animals: Tenant agrees not to bring animals onto the premises. 2.10 Signs: All signs will be subject to Landlord's strict approval.

2.11 Rules and Regulations: Tenant agrees to abide by reasonable rules and regulations that Landlord may make for the management, safety, care, and cleanliness of the property, parking, good order, and the convenience of other tenants.

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2.12 Security: Tenant may contract with a security alarm service for the interior of the Suite. Landlord does not provide such service.

2.13 Inspection: Landlord has the Tight to inspect the premises with reasonable notice, and at any time without notice in case of an emergency.

2.14 Subletting: Tenant may sublease its space to others provided Landlord approves of the sub-lessee and Tenant remains responsible for all Lease obligations. If Tenant sub-leases without Landlord agreement, Landlord may terminate this Lease. Landlord accepting rent payments from a prospective sub-lessee does not constitute waiver of Landlord's right of approval. Subleases will be made at market rent and Tenant assigns to Landlord all net profit arising from a sublease.

2.15 Surrender of the Premises: On surrender of the premises all alterations become part of the property and will be owned by Landlord but Landlord has the right to require Tenant to remove them and restore the premises to the condition which existed at the time of occupancy. Tenant will give Landlord keys to the Suite. Tenant will not remove any electrical fixtures, lights, blinds, water heaters, or other similar equipment or decoration.

On the last day of the term, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear and if the same could have been prevented by good maintenance practices.

2.16 Holdover: If Tenant shall hold-over after the expiration or termination of this Lease for any reason, such holding-over shall be deemed a "tenancy at sufferance" by which each term and condition of this Lease shall apply, except that the rent shall then be equal to 150% of the rent due for the last month of this Lease.

2.17 Insurance: Tenant will keep in force a property and liability insurance policy identifying Landlord as an additional insured for a minimum $1,000,000 combined single limit and will provide a certificate of insurance so stating.

Tenant agrees to be responsible for and to indemnify Landlord for any claims that arise from others as a result of the conduct of Tenant's business on the premises.

2.18 Hazardous Substances: Without prior approval from Landlord, Tenant agrees not to allow on the premises any substance that is potentially injurious to the public, or regulated by a government authority. Tenant agrees not to install any above or below ground storage tanks. Tenant agrees to give Landlord any reports received from government authorities related to hazardous substances. Tenant agrees to indemnify and hold Landlord harmless against any claims, including costs and attorneys' fees, made against Landlord because of Tenant's failure to abide by this section or as a result of any hazardous substance release, disposal, or contamination by Tenant, its employees, customers, agents, or contractors.

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2.19 Property Left in the Premises: If Tenant abandons or surrenders the premises, or is dispossessed by process of law or otherwise, any of Tenant's property left on the premises shall be deemed to be abandoned, and, at Landlord's option, title shall pass to Landlord under this lease as by a bill of sale, If Landlord elects to remove all or any part of such Tenant's property, the cost of removal, including repairing any damage to the premises caused by such removal, shall be paid by Tenant.

GENERAL TERMS

3.1 Landlord's Liability: Landlord will not be liable for any sort of damage or injury to individuals or property that may occur in the Park unless it is a result of Landlord's gross negligence or willful misconduct.

3.2. Legal Fees: Tenant agrees to pay legal and other fees incurred by Landlord in any effort to collect rent or enforce other provisions of this Lease. If an action is brought to enforce or interpret this lease, the losing party will pay all legal fees and costs.

3.3 Jurisdiction: This Agreement will be governed by the laws of the State of California and any legal actions will be brought in the jurisdiction of the County of San Diego.

3.4 Brokers' Fees: Landlord will be responsible for all fees due to brokers unless agreed otherwise. Fees will be paid only for this Lease and not for extensions, options, or future leases with Tenant. Tenant has had no dealings with brokers that would cause a commission to be due other than as identified above.

3.5 Estoppel Statement: If requested, Tenant agrees to complete within five days a written form stating the terms under which Tenant is leasing the premises, amounts due to or from Tenant, any obligations that Tenant or Landlord has to the other, and related matters. Tenant also agrees to provide financial statements to Landlord on request, and to complete subordination and attornment agreements in the event the property is sold.

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3.6 Liability on Sale: If Landlord sells the property Landlord will assign this Lease to the purchaser and will transfer any unused security deposit to the purchaser. Landlord will have no further liability under this Lease. Tenant agrees to maintain this lease with the new owner.

3.7 Subordination and Attornment: This Lease shall be subject and subordinate to all mortgages, deeds of trust, or other similar instruments and Tenant agrees to execute any documents necessary to accomplish such subordination. Tenant agrees to maintain this Lease with any Lender which becomes the owner of the Park.

3.8 Fire, Casualty, Eminent Domain: Should 25% or more of the leased premises be damaged by fire or casualty, or taken by eminent domain, Landlord may elect to terminate this Lease. If such damage renders the leased premises substantially unsuitable for their intended use an appropriate abatement of rent shall be made, and Tenant may terminate this Lease if Landlord fail to commence restoration of the premises within 90 days.

3.9 Other agreements: This Lease contains all terms of this agreement. Neither Tenant, Landlord, nor any broker has made additional promises, commitments, or representations to Tenant.

3.10 Notices: All notices must be in writing. A notice to Tenant is duly served if left at the Suite, or sent by certified mail to the Suite or to Tenant's representative with a return receipt. A notice to Landlord is duly served if mailed with a return receipt.

3.11 Rent Defined: All monetary obligations under this lease are deemed to be rent.

3.12 Waiver: No waiver by Landlord of any Tenant performance or obligation shall be valid unless in a written notice given to Tenant.

3.13 Amendment: This Agreement may be modified or changed only by a written agreement signed by both Landlord and Tenant.

3.14 When Effective: This Lease shall be effective only when signed by both Landlord and Tenant.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

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Landlord:	Tenant:

Solana Partners LP	Hylete, LLC

Executed at: San Diego	Executed at: 550 Stevens Avenue

On: 12-6-13	On: 12/6/13

Signature: /s/ Tim Haidinger	Signature: /s/ Ronald Wilson

Title: Manager	Title: CEO

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First Lease Amendment

This Lease Amendment, dated January 14, 2015 for reference purposes, is entered into between Solana Partners LP, the Landlord, and Hylete, LLC, a California Limited Liability Company, the Tenant.

The parties agree as follows:

1.     Effective February 1, 2015 Tenant will vacate Suites 742 P & Q and will occupy Suites 560 and 564.

2.     The rent for the new suites will be $7,680 per month. The rent will increase to $7,910 on January 1, 2016, and to $8,147 on January 1, 2017.

3.     The lease will expire on March 31, 2017.

4.     The deposit will be adjusted to equal one month's rent throughout the term of the lease.

5.     There are no leasing commissions payable to brokers as a result of this transaction.

6.     Tenant may park eight vehicles in unassigned spaces.

7.     Tenant agrees to pay the sum of $71 monthly to defray the cost of maintaining the common areas of the Park.

8.     Tenant will take the premises as is. A layout of the Suite is attached.

9.     Tenant will have one option to extend this Lease for a period of one year by giving 60 days notice of its intent to do so. The rent for the option period will be the current market rate for the premises.

10. All other terms and conditions remain unchanged.

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Landlord:	Tenant:

Solana Partners LP	Hylete, LLC

Executed at: Solana Beach	Executed at: ___________________

On: 1-21-15	On: 1-21-15

Signature: /s/ Tim Haidinger	Signature: /s/ Ronald Wilson

Title: Manager	Title: CEO

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Second Lease Amendment

This Lease Amendment, dated May 29, 2015 for reference purposes, is entered into between Solana Partners, LP, the Landlord and Hylete, LLC, a California Limited Liability Company, the Tenant, to amend the lease dated November 13, 2013 for Suites 560 and,568" at Haidinger Center, 712-742 Genevieve St., Solana Beach, CA 92075

The parties agree as follows:

1.       Effective July 1, 2015 Tenant will additionally occupy Suite 568. The Suite will be taken as-is.

2.       The total rent will be $ $9,072 per month commencing July 1, 2015. The deposit will be adjusted to equal one-month's rent as of that date.

4.       The rent will increase to $9,344 on January 1, 2016, and to $9,624 on January 1, 2017.

5.       All other terms and conditions remain unchanged

Landlord:	Tenant:

Solana Partners LP	Hylete, LLC

Executed at: San Diego	Executed at: Solana Beach

On: 6-1-15	On: 6-1-15

Signature: /s/ Tim Haidinger	Signature: /s/ Ronald Wilson

Title: Manager	Title: CEO

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Third Lease Amendment

This Lease Amendment, dated March 1, 2017 for reference purposes, is entered into between Solana Partners, L.P., the Landlord and Hylete, LLC, a California Limited Liability Company, the Tenant, to amend the lease dated November 13, 2013 for Suite 560 and 546 at Haidinger Center, 712-742 Genevieve Street, Solana Beach, California 92075.

The parties agree as follows:

1.	The lease term is extended to March 31, 2018.

2.	Tenant will continue to occupy Suites 560, 564/566 and 568.

3.	The rent will be $9,624 per month. The rent will increase to $9,913 on January 1, 2018.

4.	The security deposit will be adjusted to equal one-month's rent throughout the term of the Lease.

5.	All other terms and conditions remain unchanged.

Landlord:	Tenant:

Solana Partners LP	Hylete, LLC

Executed at: San Diego	Executed at: Solana Beach, CA

On: 4-5-17	On: 3/2/17

Signature: /s/ Tim Haidinger	Signature: /s/ Ronald Wilson

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Fourth Lease Amendment

This Lease Amendment, dated February 24, 2018 for reference purposes, is entered into between Solana Partners, L.P., the Landlord and Hylete, LLC, a California Limited Liability Company, the Tenant, to amend the lease dated November 13, 2013 for Suite 560 and 546 at Haidinger Center, 712-742 Genevieve Street, Solana Beach, California 92075.

The parties agree as follows:

1.	The lease term is extended to March 31, 2019.

2.	Tenant will continue to occupy Suites 560, 564/566 and 568. The current rent for these Suites is $9,913 and it will increase to $10,210 on January 1, 2019.

3.	The security deposit will be adjusted to $10,210.

4.	All other terms and conditions remain unchanged.

Landlord:	Tenant:

Solana Partners LP	Hylete, LLC

Executed at: San Diego	Executed at: Solana Beach, CA

On: ___________________	On: 2/26/18

Signature: /s/ Tim Haidinger	Signature: /s/ Ronald Wilson, CEO

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